COLUMBIA ACORN TRUST -- 6/30/10 N-SAR
-------------------------------------

ITEM 77C -- SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
--------

     On May 27, 2010, a special meeting of shareholders of Columbia Acorn Trust (the "Trust") was held to ask shareholders of the series of the Trust (each a "Fund") to: (1) consider and vote on a proposed Investment Advisory Agreement for the Fund with Columbia Wanger Asset Management, LLC ("Columbia WAM"), which became a subsidiary of Ameriprise Financial, Inc. on May 1, 2010; and (2) elect eleven trustees to the Trust's board of trustees (the "Board"). A proxy statement that described the proposals was mailed to shareholders of record as of April 8, 2010.

PROPOSAL 1: The holders of the majority of the shares of each Fund entitled to vote at the meeting approved the proposed Investment Advisory Agreement with Columbia WAM, by the votes shown below:

               FUND                      FOR           AGAINST        ABSTAIN         BNV(*)
               ----                      ---           -------        -------         ------
Columbia Acorn Fund                  295,054,542      5,887,228      5,202,819      60,105,675
Columbia Acorn International          76,381,712      1,384,255        884,737      23,551,750
Columbia Acorn International Select   12,337,245         61,231         76,202       2,740,103
Columbia Acorn Select                 38,931,903        504,251        515,982      10,453,962
Columbia Acorn USA                    25,415,392      2,189,936        247,672       4,134,020
Columbia Fund                          6,034,518         68,703        142,714       1,824,178

----------
(*) Shares held of record by a financial intermediary, such as broker or nominee, typically held in "street name," as to which (i) written voting instructions on the matter have not been received from the beneficial owners or persons entitled to vote and (ii) the intermediary does not have discretionary voting power on the matter.

D-1171310 v3

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COLUMBIA ACORN TRUST -- 6/30/10 N-SAR
-------------------------------------

PROPOSAL 2: The holders of the majority of the shares of each Fund entitled to vote at the meeting elected each of the eleven trustee nominees, by the votes shown below:

        NOMINEE               FOR         WITHHOLD     ABSTAIN/BNV
        -------               ---         --------     -----------
Laura M. Born             560,169,724    14,001,005        0
Michelle L. Collins       559,790,048    14,380,682        0
Maureen C. Culhane        559,638,902    14,531,828        0
Margaret M. Eisen         560,119,886    14,050,843        0
John C. Heaton            559,671,052    14,499,677        0
Steven N. Kaplan          560,434,242    13,736,487        0
David C. Kleinman         526,427,211    47,743,518        0
Allan B. Muchin           559,839,896    14,330,833        0
David B. Small            560,065,265    14,105,464        0
James A. Star             560,735,460    13,435,269        0
Charles P. McQuaid*       557,062,152    17,108,578        0

* Mr. McQuaid is an "interested person" of the Trust and of CWAM because he is an officer of the Trust and of CWAM.

Each of the eleven trustees elected at the shareholder meeting are currently in office. In addition, Ralph Wanger serves as Trustee Emeritus of the Trust.

ITEM 77E -- LEGAL PROCEEDINGS
--------

    I. VOGELER V. COLUMBIA ACORN TRUST, ET AL., NO. 03 L 1550, CIRCUIT COURT, THIRD JUDICIAL CIRCUIT, MADISON COUNTY, ILL.

    On November 13, 2003, the above-captioned lawsuit was filed against Columbia Acorn Trust ("CAT") and Columbia Wanger Asset Management, L.P. (now known as Columbia Wanger Asset Management, LLC, "CWAM"), in the Circuit Court of the Third Judicial Circuit, Madison County, Illinois ("Madison County"), seeking certification of a plaintiff class consisting of all persons in the United States who held shares in Columbia Acorn International ("Acorn International") for a period of more than 14 days during the five years prior to and through the filing of the lawsuit.

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COLUMBIA ACORN TRUST -- 6/30/10 N-SAR
-------------------------------------

     The Vogeler complaint is pleaded in two counts and alleges, in summary, that CWAM and CAT exposed long-term shareholders of Acorn International to trading by market timers by allegedly: (a) failing to properly evaluate daily whether a significant event affecting the value of Acorn International's portfolio securities had occurred after foreign markets had closed but before the calculation of Acorn International's net asset value ("NAV"); (b) failing to implement Acorn International's portfolio valuation and share pricing policies and procedures; (c) allowing portfolio valuation and share pricing policies and procedures that benefited market timers at the expense of long-term shareholders; and (d) failing to know and implement applicable rules and regulations concerning the calculation of NAV (the "Fair Valuation Lawsuit"). Count I of the Complaint alleges that the defendants breached duties of care owed to Acorn International shareholders, and Count II alleges that the asserted breaches were willful and wanton. Both counts of the Complaint seek unspecified compensatory and punitive damages, prejudgment interest, costs and attorneys' fees.

     On December 12, 2003, the defendants removed the Vogeler case to the United States District Court for the Southern District of Illinois, Case No. 03-cv-843. On February 12, 2004, the federal district court remanded the case back to the Illinois state court in Madison County. The defendants filed a timely appeal of the remand order.

     On April 5, 2005 the United States Court of Appeals for the Seventh Circuit (the "Seventh Circuit") issued an Opinion in several "fair value pricing" cases, including Vogeler. The Seventh Circuit reversed the federal district courts' remand of those cases to state court, holding that the plaintiffs' state law claims were preempted by federal law under the Securities Litigation Uniform Standards Act of 1998 ("SLUSA"). The Seventh Circuit remanded the cases, including Vogeler, to the district courts with instructions to "undo" the remand orders and dismiss the plaintiffs' complaints with prejudice. Plaintiffs subsequently filed a motion with the district court to amend the Vogeler complaint to "plead around" the Seventh Circuit's federal preemption ruling. However, consistent with the mandate, the federal district court denied plaintiffs' motion to amend and dismissed the Vogeler complaint with prejudice.

     Plaintiffs then filed a writ of certiorari with the United States Supreme Court seeking to appeal the Seventh Circuit's decision. The writ challenged whether the district court's remand of the case to state court was reviewable by the Seventh Circuit on appeal (the "jurisdictional issue") and whether plaintiffs' claims were federally preempted under SLUSA because they alleged misconduct "in connection with the purchase or sale of securities" (the "substantive issue"). The Seventh Circuit's decision of SLUSA preclusion created a conflict with the Second Circuit's decision in Merrill Lynch, Pierce, Fenner & Smith, Inc. v. Dabit ("Dabit").

     On January 6, 2006, the Supreme Court granted review of the appellate jurisdiction issue and, given the pendency of the Dabit appeal, held the appeal of the substantive SLUSA preclusion issue. On June 15, 2006, the Supreme Court held that the Seventh Circuit did not have appellate jurisdiction to review the district court's remand order, and remanded the case to the Seventh Circuit which, in turn, dismissed the appeals and remanded the case to state court.

COLUMBIA ACORN TRUST -- 6/30/10 N-SAR

     II. IN RE: MUTUAL FUNDS INVESTMENT LITIGATION, NO. 04-MDL-1586; U.S. DIST. CT. MD.

     Commencing in late 2003, several class action and derivative lawsuits were filed in federal district courts naming, among others, CAT and the Trustees of CAT, challenging the existence of consensual market timing arrangements, frequent trading and late trading. In September 2003, motions were filed by various mutual fund defendants seeking to centralize or consolidate all actions filed in federal district courts involving market timing-related allegations into one multidistrict proceeding (the "MDL Action"). On February 20, 2004, an Order was entered transferring all federal district court cases involving market timing-related allegations to the United States District Court for the District of Maryland.

     On September 29, 2004, plaintiffs in the class action track filed a consolidated amended class action complaint in the Multi-District Litigation styled Dukes, et al. v. Columbia Acorn Funds, et al., Case No. 04-cv-01763, which names as defendants CAT, and Ralph Wanger and Charles McQuaid as interested Trustees of CAT. The independent CAT Trustees are not named as defendants (although certain independent trustees of the other Columbia funds trusts are named). Also on September 29, 2004, plaintiffs in the derivative actions brought on behalf of shareholders in numerous fund complexes filed a consolidated amended derivative action complaint styled Slaybe, et al. v. Columbia Management Advisers, Inc., et al., Case No. 04-cv-1768, which names CAT and Columbia Acorn Fund as "nominal defendants" and the ten CAT Trustees as defendants. Judge J. Frederick Motz is assigned to the Columbia track. Defendants filed motions to dismiss the consolidated amended class action and derivative action complaints. Ultimately, Judge Motz issued Orders dismissing all claims against the funds and the independent trustees.

     III. DELAVENTURA V. COLUMBIA ACORN TRUST, ET AL., SUPERIOR COURT, COMMONWEALTH OF MASS., CASE NO. 05-1093

     On March 21, 2005, a one-count breach of contract class action complaint was filed against several of the Columbia Registrants, including CAT, seeking to rescind the Contingent Deferred Sales Charges assessed upon redemption of Class B shares of Columbia mutual funds due to the alleged market timing "misconduct" of defendants (the "CDSC Lawsuit"). The Trustees are not named as defendants. In addition to the rescission of sales charges, plaintiffs seek recovery of actual damages, attorneys' fees and costs.

     On April 20, 2005, the defendants removed the case to the United States District Court for the District of Massachusetts. CAT was voluntarily dismissed from the complaint by plaintiffs.

     IV. APPROVAL OF SETTLEMENTS

     On September 14, 2007, the plaintiffs and the Columbia Defendants named in the MDL Action entered into a formal stipulation of settlement with respect to all Columbia-related claims in the MDL Action described and also including the CDSC and Fair Valuation Lawsuits.

COLUMBIA ACORN TRUST -- 6/30/10 N-SAR
-------------------------------------

     On April 23, 2010, the parties filed with the Court a motion seeking:
(a) preliminary approval of the proposed settlements against the Columbia Defendants; (b) the conditional certification of the plaintiff class; (c) approval of the form and manner of giving notice to the plaintiff class of the proposed settlements; and (d) approval of the proposed schedule for various deadlines in connection with the final settlement hearing. The motion was presented to Judge Motz and Judge Blake on May 7, 2010. The final hearing on fairness of the settlements is scheduled for October 21, 2010.

     CWAM believes that the lawsuits are not likely to materially affect its ability to provide investment management services to the Funds.

ITEM 77O -- TRANSACTIONS EFFECTED PURSUANT TO RULE 10F-3
--------

     On January 21, 2010, Columbia Acorn Fund, a series of Columbia Acorn Trust (the "Trust," and each series thereof a "Fund"), purchased 436,300 shares of Symetra Financial Corp. ("Symetra") for a total purchase price of $5,234,600 from Goldman, Sachs & Co. ("Goldman Sachs") pursuant to a public offering in which Merrill Lynch & Co., Inc. group of companies, which are wholly-owned by Bank of America Corporation ("BofA Merrill Lynch") acted as a participating underwriter. Also on January 21, 2010, pursuant to a public offering in which BofA Merrill Lynch acted as a participating underwriter, Columbia Acorn Select purchased from Goldman Sachs 54,500 shares of Symetra for a total purchase price of $654,000 and Columbia Acorn USA purchased from Goldman Sachs 36,400 shares of Symetra for a total purchase price of $436,800. BofA Merrill Lynch may be considered to be an affiliate of the Funds.

     The following information was collected pursuant to Rule 10f-3 procedures adopted by the Funds' board of trustees (the "Board"):

     -- The issuer of the shares of Symetra has been in continuous operation for at least three years;

     -- The shares of Symetra were to be purchased at not more than the public offering price no later than the first day of the offering;

     -- The shares of Symetra. were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the shares of Symetra being offered;

     -- The Funds' advisor, Columbia Wanger Asset Management LLC (formerly,
        Columbia Wanger Asset Management, L. P "Columbia WAM"), believed that the gross underwriting spread or profit associated with the purchase of the shares of Symetra was reasonable and fair compared to the commissions, spreads and profits in connection with similar underwritings of similar securities being sold during a comparable period of time;

     -- The amount of shares of Symetra purchased did not exceed 25% of the amount of the offering; and

COLUMBIA ACORN TRUST -- 6/30/10 N-SAR
-------------------------------------

    -- Along with BofA Merrill Lynch, the following is a list of members of the underwriting syndicate for the aforementioned shares of Symetra:
       J. P. Morgan Securities Inc. ("J. P. Morgan"), Goldman Sachs, Barclays Capital Inc. ("Barclays"), UBS Securities LLC, Wells Fargo Securities, LLC, Dowling & Partners Securities, LLC, Keefe, Bruyette & Woods, Inc. , Sandler O'Neil & Partners, L. P. and Sterne, Agee & Leach, Inc.

     On February 2, 2010, Columbia Acorn Fund purchased 436,300 shares of Ironwood Pharmaceuticals, Inc. ("Ironwood Pharmaceuticals") for a total purchase price of $4,908,375 from J.P. Morgan pursuant to a public offering in which BofA Merrill Lynch acted as a participating underwriter. Also on February 2, 2010, pursuant to a public offering in which BofA Merrill Lynch acted as a participating underwriter, Columbia Acorn Select purchased from J.P. Morgan 54,500 shares of Ironwood Pharmaceuticals for a total purchase price of $613,125 and Columbia Acorn USA purchased from J.P. Morgan 36,400 shares of Ironwood Pharmaceuticals for a total purchase price of $409,500. BofA Merrill Lynch may be considered to be an affiliate of the Funds.

The following information was collected pursuant to Rule 10f-3 procedures adopted by the Board:

     -- The issuer of the shares of Ironwood Pharmaceuticals has been in continuous operation for at least three years;

     -- The shares of Ironwood Pharmaceuticals were to be purchased at not more than the public offering price no later than the first day of the offering;

     -- The shares of Ironwood Pharmaceuticals were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the shares of Ironwood Pharmaceuticals being offered;

     -- Columbia WAM believed that the gross underwriting spread or profit associated with the purchase of the shares of Ironwood Pharmaceuticals was reasonable and fair compared to the commissions, spreads and profits in connection with similar underwritings of similar securities being sold during a comparable period of time; and

     -- The amount of shares of Ironwood Pharmaceuticals purchased did not exceed 25% of the amount of the offering.

     -- Along with BofA Merrill Lynch, the following is a list of members of the underwriting syndicate for the aforementioned shares of Ironwood
        Pharmaceuticals: J. P. Morgan, Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC ("Credit Suisse") and Wedbush Morgan Securities Inc.

On February 10, 2010, Columbia Acorn Fund purchased 1,163,500 shares of Generac Holdings Inc. ("Generac") for a total purchase price of $15,125,500 from Goldman, Sachs, & Co. ("Goldman Sachs") pursuant to a public offering in which BofA Merrill Lynch acted as a participating underwriter. Also on February 10, 2010, Columbia Acorn Select purchased from

Columbia Acorn Trust -- 6/30/10 N-SAR

Goldman Sachs 145,500 shares of Generac for a total purchase price of $1,891,500 and Columbia Acorn USA purchased from Goldman Sachs 97,000 shares of Generac for a total purchase price of $1,261,000. BofA Merrill Lynch may be considered to be an affiliate of the Funds.

The following information was collected pursuant to Rule 10f-3 procedures adopted by the Board:

     -- The issuer of the shares of Generac has been in continuous operation for at least three years;

     -- The shares of Generac were to be purchased at not more than the public offering price no later than the first day of the offering;

     -- The shares of Generac were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the shares of Generac being offered;

     -- Columbia WAM believed that the gross underwriting spread or profit associated with the purchase of the shares of Generac was reasonable and fair compared to the commissions, spreads and profits in connection with similar underwritings of similar securities being sold during a comparable period of time;

     -- The amount of shares of Generac purchased did not exceed 25% of the amount of the offering; and

     -- Along with BofA Merrill Lynch, the following is a list of members of the underwriting syndicate for the aforementioned Generac: J. P. Morgan, Goldman Sachs, Robert W. Baird & Co. Incorporated, William Blair & Company LLC, KeyBanc Capital Markets Inc. ("KeyBanc"), Stephens Inc.

On February 25, 2010, Columbia Acorn Fund purchased 495,000 shares of Rue21, Inc. ("Rue21") for a total purchase price of $14,107,500 from Goldman Sachs pursuant to a secondary offering in which BofA Merrill Lynch acted as a participating underwriter.

The following information was collected pursuant to Rule 10f-3 procedures adopted by the Board:

     -- The issuer of the shares of Rue21has been in continuous operation for at least three years;

     -- The shares of Rue21 were to be purchased at not more than the public offering price no later than the first day of the offering;

     -- The shares of Rue21 were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the shares of Rue21 being offered;

     -- Columbia WAM believed that the gross underwriting spread or profit associated with the purchase of the shares of Rue21 was reasonable and fair compared to the

Columbia Acorn Trust -- 6/30/10 N-SAR

commissions, spreads and profits in connection with similar underwritings of similar securities being sold during a comparable period of time;

     -- The amount of shares of Rue21 purchased did not exceed 25% of the amount of the offering; and

     -- Along with BofA Merrill Lynch, the following is a list of members of the underwriting syndicate for the aforementioned Rue21: Goldman Sachs, J. P. Morgan, Barclays, Credit Suisse and Piper Jaffrey & Co.

On March 4, 2010, Columbia Acorn Fund purchased 205,700 shares of Diamond Foods, Inc. ("Diamond Foods") for a total purchase price of $7,610,900 from Barclays Capital pursuant to a secondary offering in which BofA Merrill Lynch acted as a participating underwriter. Also on March 4, 2010, pursuant to a secondary offering in which BofA Merrill Lynch acted as a participating underwriter, Columbia Acorn USA purchased from Barclays Capital 41,200 shares of Diamond Foods for a total purchase price of $1,524,400. BofA Merrill Lynch may be considered to be an affiliate of the Funds.

The following information was collected pursuant to Rule 10f-3 procedures adopted by the Board:

     -- The issuer of the shares of Diamond Foods has been in continuous operation for at least three years;

     -- The shares of Diamond Foods were to be purchased at not more than the public offering price no later than the first day of the offering;

     -- The shares of Diamond Foods were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the shares of Diamond Foods being offered;

     -- Columbia WAM believed that the gross underwriting spread or profit associated with the purchase of the shares of Diamond Foods was reasonable and fair compared to the commissions, spreads and profits in connection with similar underwritings of similar securities being sold during a comparable period of time;

     -- The amount of shares of Diamond Foods purchased did not exceed 25% of the amount of the offering; and

     -- Along with BofA Merrill Lynch, the following is a list of members of the underwriting syndicate for the aforementioned Diamond Foods:
        Barclays, BMO Capital Markets Corp, SunTrust Robinson Humphrey, Inc. , Rabo Securities USA, Inc. and KeyBanc.

ITEM 77Q1 -- EXHIBITS

(a) Columbia Acorn Trust By-Laws, as amended through December 17, 2009

COLUMBIA ACORN TRUST -- 6/30/10 N-SAR

(e) Investment Advisory Agreement between Columbia Acorn Trust and Columbia Wanger Asset Management, LLC dated May 27, 2010.

COLUMBIA ACORN TRUST -- 6/30/10 N-SAR


                                                                      EX.77Q1(a)

                             COLUMBIA ACORN TRUST
                                    BYLAWS

                              Table of Contents
                              -----------------

Section 1. Agreement and Declaration of Trust and Principal Office           2
          1.1 Agreement and Declaration of Trust                             2
          1.2 Principal Office of the Trust                                  2
Section 2. Shareholders                                                      2
          2.1. Shareholder Meetings                                          2
          2.2 Place of Meetings                                              2
          2.3 Notice of Meetings                                             2
          2.4 Ballots                                                        3
          2.5. Proxies                                                       3
Section 3. Trustees                                                          3
          3.1 Committees and Advisory Board                                  3
          3.2 Chairman and Vice-chairman                                     3
          3.3 Regular Meetings                                               3
          3.4 Special Meetings                                               3
          3.5 Notice                                                         3
          3.6 Quorum                                                         3
          3.7 Eligibility to Serve                                           3
Section 4. Officers and Agents                                               3
          4.1 Enumeration; Qualification                                     3
          4.2 Powers                                                         3
          4.3 Election                                                       4
          4.4 Tenure                                                         4
          4.5 President                                                      4
          4.6 Vice Presidents                                                4
          4.7 Treasurer                                                      4
          4.8 Secretary                                                      4
Section 5. Resignations and Removals                                         4
Section 6. Vacancies                                                         5
Section 7. Shares of Beneficial Interest                                     5
          7.1 Share Certificates                                             5
          7.2 Loss of Certificates                                           5
          7.3 Discontinuance of Issuance of Certificates                     5
Section 8. Record Date and Closing Transfer Books                            5
Section 9. Seal                                                              6
Section 10. Execution of Papers                                              6
Section 11. Fiscal Year                                                      6
Section 12. Amendments                                                       6

                                     BYLAWS

                                       OF

                               COLUMBIA ACORN TRUST

                       (as amended through December 17, 2009)

                    SECTION 1. AGREEMENT AND DECLARATION OF
                           TRUST AND PRINCIPAL OFFICE

1.1 AGREEMENT AND DECLARATION OF TRUST. These Bylaws shall be subject to the Agreement and Declaration of Trust, as from time to time in effect (the "Declaration of Trust"), of Columbia Acorn Trust, a Massachusetts business trust established by the Declaration of Trust (the "Trust").

1.2 PRINCIPAL OFFICE OF THE TRUST. The principal office of the Trust shall be located in Chicago, Illinois.

                           SECTION 2. SHAREHOLDERS.

2.1. SHAREHOLDER MEETINGS. A meeting of the shareholders of the Trust or of any one or more series or classes of shares may be called at any time by the Trustees, by the chairman, the president or, if the Trustees, the chairman and the president shall fail to call any meeting of shareholders for a period of 30 days after written application of one or more shareholders who hold at least 10% of all outstanding shares of the Trust, if shareholders of all series are required under the Declaration of Trust to vote in the aggregate and not by individual series at such meeting, or of any series or class, if shareholders of such series or class are entitled under the Declaration of Trust to vote by individual series or class at such meeting, then such shareholders may call such meeting. If the meeting is a meeting of the shareholders of one or more series or classes of shares, but not a meeting of all shareholders of the Trust, then only the shareholders of such one or more series or classes shall be entitled to notice of and to vote at the meeting. Each call of a meeting shall state the place, date, hour and purposes of the meeting.

2.2 PLACE OF MEETINGS. All meetings of the shareholders shall be held at the principal office of the Trust, or, to the extent permitted by the Declaration of Trust, at such other place within the United States as shall be designated by the Trustees or the president of the Trust.

2.3 NOTICE OF MEETINGS. A written notice of each meeting of shareholders, stating the place, date and hour and the purposes of the meeting, shall be given at least seven days before the meeting to each shareholder entitled to vote thereat by leaving such notice with him or her or at his or her residence or usual place of business or by mailing it, postage prepaid, and addressed to such shareholder at his or her address as it appears in the records of the Trust. Such notice shall be given by the secretary or an assistant secretary or by an officer designated by the Trustees. No notice of any meeting of shareholders need be given to a shareholder if a written waiver of notice, executed before or after the meeting by such shareholder or his or her attorney thereunto duly authorized, is filed with the records of the meeting.

2.4 BALLOTS. No ballot shall be required for any election unless requested by a shareholder present or represented at the meeting and entitled to vote in the election.

2.5. PROXIES. Shareholders entitled to vote may vote either in person or by proxy executed not more than six months before the meeting named therein, which proxies shall be filed with the secretary or other person responsible to record the proceedings of the meeting before being voted. The placing of a shareholder's name on a proxy pursuant to telephone or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such shareholder shall constitute execution of such proxy by or on behalf of such shareholder. Unless otherwise specifically limited by their terms, such proxies shall entitle the holders thereof to vote at any adjournment of such meeting but shall not be valid after the final adjournment of such meeting.
[amended 9/30/97]

                             SECTION 3. TRUSTEES

3.1 COMMITTEES AND ADVISORY BOARD. The Trustees may appoint from their number an executive committee and other committees. Except as the Trustees may otherwise determine, any such committee may make rules for conduct of its business. The Trustees may appoint an advisory board to consist of not less than two nor more than five members. The members of the advisory board shall be compensated in such manner as the Trustees may determine and shall confer with and advise the Trustees regarding the investments and other affairs of the Trust. Each member of the advisory board shall hold office until the first meeting of the Trustees following the next meeting of the shareholders and until his or her successor is elected and qualified, or until he or she sooner dies, resigns, is removed or becomes disqualified, or until the advisory board is sooner abolished by the Trustees.

3.2 CHAIRMAN AND VICE-CHAIRMAN. The Trustees may appoint a chairman and a vice-chairman, who shall be Trustees of the Trust but need not be shareholders. The chairman shall preside at all meetings of the shareholders and of the Trustees and in the chairman's absence, the vice-chairman shall so preside. The chairman and the vice-chairman shall hold their respective positions at the pleasure of the Trustees. Neither the chairman nor the vice-chairman shall, by reason of holding such position, be or be deemed to be officers of the Trust. [added 9/15/92]

3.3 REGULAR MEETINGS. Regular meetings of the Trustees may be held without call or notice at such places and at such times as the Trustees may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent Trustees. [renumbered 9/15/92]

3.4 SPECIAL MEETINGS. Special meetings of the Trustees may be held at any time and at any place designated in the call of the meeting; when called by the chairman, the president or the treasurer or by two or more Trustees, sufficient notice thereof being given to each Trustee by the secretary or an assistant secretary or by the officer or one of the Trustees calling the meeting. [renumbered 9/15/92]

3.5 NOTICE. It shall be sufficient notice to a Trustee to send notice by mail at least forty-eight hours or by telegram at least twenty-four hours before the meeting addressed to the Trustee at his or her usual or last known business or residence address or to give notice to him or her in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by him or her before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting. [renumbered 9/15/92]

3.6 QUORUM. At any meeting of the Trustees one-third of the Trustees then in office shall constitute a quorum; provided, however, a quorum shall not be less than two. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.
[renumbered 9/15/92]

3.7 ELIGIBILITY TO SERVE. No person shall be appointed to serve as a Trustee after attaining the age of 75 years. Any Trustee shall retire as a Trustee as of the end of the calendar year in which the Trustee attains the age of 75 years, except that upon the vote of a majority of the Trustees who are not "interested persons," as defined in Section 2(a)(19) of the Investment Company Act of 1940 Act, as amended, the term of a Trustee may be extended past the end of the calendar year in which he attains the age of 75.
[added 2/2/93; amended 12/2/94, 2/25/97, 5/20/02, 11/12/02 and 12/17/09]

3.8 EMERITUS TRUSTEES. The Trustees may from time to time designate one or more former Trustees of the Trust as "Emeritus" Trustee for the limited purpose of providing advice and counsel to the Trustees in connection with the Trustees' management of the business and officers of the Trust. Emeritus Trustees shall have no power to act on behalf of the Trust and shall not be entitled to vote on any matter that comes before the Trustees. Section 3.7 hereof shall not be applicable to an Emeritus Trustee. [added 9/30/09]

                     SECTION 4. OFFICERS AND AGENTS

4.1 ENUMERATION; QUALIFICATION. The officers of the Trust shall be a president, a treasurer, a secretary and such other officers, if any, as the Trustees from time to time may in their discretion elect or appoint. The Trust may also have such agents, if any, as the Trustees from time to time may in their discretion appoint. Any officer may be but none need be a Trustee or shareholder. Any two or more offices may be held by the same person. [amended 9/15/92]

4.2 POWERS. Subject to the other provisions of these Bylaws, each officer shall have, in addition to the duties and powers herein and in the Declaration of Trust set forth, such duties and powers as are commonly incident to his or her office as if the Trust were organized as a Massachusetts business corporation and such other duties and powers as the Trustees may from time to time designate, including without limitation the power to make purchases and sales of portfolio securities of the Trust pursuant to recommendations of the Trust's investment adviser in accordance with the policies and objectives of the Trust set forth in its prospectus and with such general or specific instructions as the Trustees may from time to time have issued.

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4.3 ELECTION. The president, the treasurer and the secretary shall be elected annually by the Trustees. Other officers, if any, may be elected or appointed by the Trustees at any time. [amended 9/15/92]

4.4 TENURE. The president, the treasurer and the secretary shall hold office until their respective successors are chosen and qualified, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified. Each other officer shall hold office at the pleasure of the Trustees. Each agent shall retain his or her authority at the pleasure of the Trustees. [amended 9/15/92]

4.5 PRESIDENT. The president shall be the chief executive officer of the Trust. In the absence of the chairman and the vice-chairman, or in the event of the inability or refusal to act of both of them, the president shall preside at meetings of the Trustees or shareholders. [amended 9/15/92]

4.6 VICE PRESIDENTS. In the absence of the president, or in the event of the president's inability or refusal to act, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the president, and when so acting shall have all the powers of the president. Any vice president shall have such other duties and powers as shall be designated from time to time by the Trustees or the president. [renumbered 9/15/92]

4.7 TREASURER. The treasurer shall be the chief financial and accounting officer of the Trust and subject to any arrangement made by the Trustees with a bank or trust company or other organization as custodian or transfer or shareholder services agent, shall be in charge of its valuable papers and its books of account and accounting records, and shall have such duties and powers as shall be designated from time to time by the Trustees or the president. Any assistant treasurer shall have such duties and powers as shall be designated from time to time by the Trustees. [renumbered 9/15/92]

4.8 SECRETARY. The secretary shall record all proceedings of the shareholders and the Trustees in books to be kept therefor, which books shall be kept at the principal office of the Trust. In the absence of the secretary from any meeting of shareholders or Trustees, an assistant secretary, or if there be none or he or she is absent, a temporary clerk chosen at the meeting, shall record the proceedings thereof in the aforesaid books. [renumbered 9/15/92]

                   SECTION 5. RESIGNATIONS AND REMOVALS

Any Trustee, chairman, vice-chairman, officer or advisory board member may resign at any time by delivering his or her resignation in writing to the president, the treasurer or the secretary or to a meeting of the Trustees. The Trustees may remove any officer elected by them with or without cause by the vote of a majority of the Trustees then in office. Except to the extent expressly provided in a written agreement with the Trust, no Trustee, chairman, vice-chairman, officer, or advisory board member resigning, and no officer, chairman, vice-chairman, or advisory board member removed, shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal. [amended 9/15/92]

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                             SECTION 6. VACANCIES

A vacancy in any office may be filled at any time. Each successor shall hold office for the unexpired term, and in the case of the president, the treasurer and the secretary, until his or her successor is chosen and qualified, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified. [amended 9/15/92]

                     SECTION 7. SHARES OF BENEFICIAL INTEREST

7.1 SHARE CERTIFICATES. No certificates certifying the ownership of shares shall be issued except as the Trustees may otherwise authorize. In the event that the Trustees authorize the issuance of share certificates, subject to the provisions of Section 7.3, each shareholder shall be entitled to a certificate stating the number of whole shares owned by him or her, in such form as shall be prescribed from time to time by the Trustees. Such certificate shall be signed by the chairman, the president or a vice president and by the treasurer or secretary. Such signatures may be facsimiles if the certificate is signed by a transfer agent or by a registrar, other than a Trustee, officer or employee of the Trust. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Trust with the same effect as if he or she were such officer at the time of its issue.

In lieu of issuing certificates for shares, the Trustees or the transfer agent may either issue receipts therefor or keep accounts upon the books of the Trust for the record holders of such shares, who shall in either case be deemed, for all purposes hereunder, to be the holders of certificates for such shares as if they had accepted such certificates and shall be held to have expressly assented and agreed to the terms hereof.

7.2 LOSS OF CERTIFICATES. In the case of the alleged loss or destruction or the mutilation of a share certificate, a duplicate certificate may be issued in place thereof, upon such terms as the Trustees may prescribe.

7.3 DISCONTINUANCE OF ISSUANCE OF CERTIFICATES. The Trustees may at any time discontinue the issuance of share certificates and may, by written notice to each shareholder, require the surrender of share certificates to the Trust for cancellation. Such surrender and cancellation shall not affect the ownership of shares in the Trust.

            SECTION 8. RECORD DATE AND CLOSING TRANSFER BOOKS

The Trustees may fix in advance a time, which shall not be more than 90 days before the date of any meeting of shareholders or the date for the payment of any dividend or making of any other distribution to shareholders, as the record date for determining the shareholders having the right to notice and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution, and in such case only shareholders of record on such record date shall have such right, notwithstanding any transfer of shares on the books of the Trust after the record date; or without fixing such record date the Trustees may for any of such purposes close the transfer books for all or any part of such period. [amended 10/24/97]

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                               SECTION 9. SEAL

The seal of the Trust shall, subject to alteration by the Trustees, consist of a flat-faced circular die with the word "Massachusetts," together with the name of the Trust and the year of its organization, cut or engraved thereon; but, unless otherwise required by the Trustees, the seal shall not be necessary to be placed on, and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Trust.

                       SECTION 10. EXECUTION OF PAPERS

Except as the Trustees may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts and other obligations made, accepted or endorsed by the Trust shall be signed, and all transfers of securities standing in the name of the Trust shall be executed, by the president or by one of the vice presidents or by the treasurer or by whomsoever else shall be designated for that purpose by the vote of the Trustees and need not bear the seal of the Trust. [amended 9/15/92]

                          SECTION 11. FISCAL YEAR

Except as from time to time otherwise provided by the Trustees, the fiscal year of the Trust shall end on December 31.

                          SECTION 12. AMENDMENTS

These Bylaws may be amended or repealed, in whole or in part, by a majority of the Trustees then in office at any meeting of the Trustees, or by one or more writings signed by such a majority.

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                                                                      EX.77Q1(c)

                          INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (the "Agreement"), dated as of May 27, 2010, is by and between COLUMBIA ACORN TRUST, a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end diversified management investment company ("CAT"), and COLUMBIA WANGER ASSET MANAGEMENT, LLC, a Delaware limited liability company ("Columbia WAM") registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act").

ENGAGEMENT OF COLUMBIA WAM. The Board of Trustees (the "Trustees") of CAT (the "Board"), including a majority of independent trustees, on behalf of CAT, appoints Columbia WAM to furnish investment advisory and other services to CAT for each of its series listed in SCHEDULE A attached hereto (each, a "Fund," and collectively, the "Funds") and to such other series of CAT hereinafter established as agreed to from time to time by the parties, evidenced by an addendum to SCHEDULE A (hereinafter "Funds" shall refer to each Fund which is subject to this Agreement), and Columbia WAM accepts that appointment, for the period and on the terms set forth in this Agreement.

If CAT establishes one or more series in addition to the Funds named above with respect to which it desires to retain Columbia WAM as investment adviser hereunder, and if Columbia WAM is willing to provide such services under this Agreement, CAT and Columbia WAM may add such new series to this Agreement, by written supplement to this Agreement. Such supplement shall include a schedule of compensation to be paid to Columbia WAM by CAT with respect to such series and such other modifications of the terms of this Agreement with respect to such series as CAT and Columbia WAM may agree. Upon execution of such a supplement by CAT and Columbia WAM, that series will become a Fund hereunder and shall be subject to the provisions of this Agreement to the same extent as the Funds named above, except as modified by the supplement.

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                             SERVICES OF COLUMBIA WAM.

       Investment Management.

Subject to the overall supervision and control of the Board, Columbia WAM shall have supervisory responsibility for the general management and investment of the Funds' assets and will endeavor to preserve the autonomy of CAT. Columbia WAM will remain a direct or indirect wholly-owned subsidiary of Ameriprise Financial, Inc. ("Ameriprise") (or its successor) as a Chicago-based management firm. Columbia WAM shall comply with the 1940 Act and with all applicable rules and regulations of the Securities and Exchange Commission ("SEC"), the provisions of the Internal Revenue Code applicable to the Funds as regulated investment companies, the investment policies and restrictions, portfolio transaction policies and the other statements concerning the Funds in CAT's agreement and declaration of trust, bylaws, and registration statements under the 1940 Act and the Securities Act of 1933, as amended (the "1933 Act"), and policy decisions and procedures adopted by the Board from time to time.

              (ii) Investment Operations. Columbia WAM will maintain the investment philosophy and research that the Chicago-based management deems appropriate; its research activities will be separate and dedicated solely to Columbia WAM and it will maintain its own domestic and international trading activities. Columbia WAM will use its best efforts to maintain information systems that will provide timely and uninterrupted operating information and data consistent with all regulatory and compliance requirements. The Chicago-based management will have the responsibility and considerable latitude to recruit and compensate (on a competitive basis) investment management personnel and to control travel budgets for analysts consistent with its operational and strategic plans while subject to the approval of the management of Ameriprise.

              (iii) Brokerage. Columbia WAM is authorized to make the decisions to buy and sell securities and other assets for the Funds, to place the Funds' portfolio transactions with broker-dealers, and to negotiate the terms of such transactions including brokerage commissions on brokerage transactions, on behalf of the Funds. Columbia WAM is authorized to exercise discretion within CAT's policy concerning allocation of its portfolio brokerage, as permitted by law, including but not limited to Section 28(e) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in so doing shall not be required to make any reduction in its investment advisory fees. CAT hereby authorizes any entity or person associated with Columbia WAM or its affiliates that is a member of a national securities exchange to effect any transaction on the exchange for the account of a Fund to the extent permitted by and in accordance with Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder. CAT hereby consents to the retention by such entity or person of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(iv).

              Columbia WAM shall use its best efforts to seek to obtain the best overall terms available for portfolio transactions for each Fund. In assessing the best overall terms available for any transaction, Columbia WAM shall consider all

                                     - 9 -

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       relevant factors, including but not limited to the ability to effect prompt and reliable executions at favorable prices (including the applicable dealer spread or commission, if any), the operational efficiency with which transactions are effected (taking into account the size of order and difficulty of execution, the financial strength, integrity and stability of the broker), the Funds' risk in positioning a block of securities, the quality, comprehensiveness and frequency of valuable research services, the breadth in the market for the security, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. Subject to such policies as the Board may determine and consistent with Section 28(e) of the Exchange Act, Columbia WAM shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Funds to pay a broker or dealer, acting as agent, for effecting a portfolio transaction at a price in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if Columbia WAM determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and/or research services provided by such broker or dealer, viewed in terms of either that particular transaction or Columbia WAM's (or its affiliates') overall responsibilities with respect to CAT and to its other clients as to which it exercises investment discretion. Columbia WAM shall have the authority to enter into commission sharing agreements ("CSAs") in connection with its best efforts to seek the best overall portfolio trading for the Funds.

              Columbia WAM may, where it deems it to be advisable, aggregate orders with other securities of the same type to be sold or purchased by one or more Funds with like orders on behalf of other clients of Columbia WAM (as well as clients of other investment advisers affiliated with Columbia WAM, in the event that Columbia WAM and such affiliated investment advisers share common trading facilities). In such event, Columbia WAM (or Columbia WAM and its affiliated advisers, as the case may be) will allocate the shares so sold or purchased, as well as the expenses incurred in the transaction, in a manner it (or it and they) consider to be equitable and fair and consistent with its (or its or their) fiduciary obligations to clients.

Reports and Information. Columbia WAM shall furnish to the Board periodic reports on the investment strategy and performance of the Funds and such additional reports and information as the Board or the officers of CAT may reasonably request. CAT shall furnish or otherwise make available to Columbia WAM such copies of financial statements, proxy statements, reports, and other information relating to the business and affairs of each Fund as Columbia WAM may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

Regulatory Filings.

       Columbia WAM agrees that it shall furnish to domestic and/or foreign regulatory authorities having the requisite authority any information or reports in connection with its services hereunder that may be requested by them in order

                                     - 10 -

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       to determine whether the operations of the Funds are being conducted in accordance with applicable laws, rules and regulations.

       Columbia WAM shall make all filings with the SEC required of it pursuant to Section 13 of the Exchange Act with respect to its duties as are set forth herein. Columbia WAM also shall make all required filings on Forms 13D and 13G (as well as other filings triggered by ownership in securities under other applicable laws, rules and regulations) as may be required of CAT due to the activities of Columbia WAM. Columbia WAM shall coordinate with CAT and Funds' counsel as appropriate with respect to the making of such filings.

       (iii) Columbia WAM shall make all filings with the regulatory authorities of foreign jurisdictions as may be required by CAT due to the activities of Columbia WAM. Columbia WAM shall coordinate with CAT and Funds' counsel as appropriate with respect to the making of such filings.

Customers of Financial Institutions. It is understood that Columbia WAM may, but shall not be obligated to, make payments from its own resources to financial institutions (which may include banks, broker-dealers, recordkeepers, administrators and others) that provide, either directly or through agents, administrative and other services with respect to shareholders who are customers of such institutions, including establishing shareholder accounts, assisting CAT's transfer agent with respect to recording purchase and redemption transactions, advising shareholders about the status of their accounts, current yield and dividends declared and such related services as the shareholders or CAT may request. If Columbia WAM or its affiliates choose to make such payment, Columbia WAM shall make all necessary disclosures to the Board, shareholders of the Funds and any other party as may be required by applicable laws, rules and regulations.

Books and Records.

       Columbia WAM agrees to maintain such books and records with respect to its services to CAT as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable laws, rules and regulations, and to preserve such records for the periods and in the manner required by such applicable laws, rules or regulations.

       Columbia WAM agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of CAT and shall be surrendered promptly to CAT upon its request, provided, however, that Columbia WAM may maintain copies of all such books and records for regulatory purposes.

       Columbia WAM shall, on behalf of itself and its officers and employees, treat as confidential and hold in the strictest confidence all books, records, accounts and other documents belonging to CAT or pertaining to the business of CAT, and shall not disclose such books, records, accounts and other documents except as specifically authorized by CAT, or as may be necessary in providing services under this Agreement, or as may be required by law. Columbia WAM shall

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       have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Funds and their current and former shareholders.

Status of Columbia WAM. Columbia WAM shall for all purposes herein be deemed to be an independent contractor and not an agent of CAT and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent CAT in any way. Columbia WAM agrees to notify CAT promptly of any change in Columbia WAM's ownership.

       (G) Compliance Matters.

       Columbia WAM acknowledges the importance that the Board and its compliance committee place on full legal and regulatory compliance by Ameriprise, Columbia WAM, and all other CAT service providers and their personnel (collectively, "Providers") and agrees to (i) fully cooperate with the Board, the compliance committee and the CAT Chief Compliance Officer ("CCO") with all inquiries by CAT concerning such compliance by the Providers and (ii) proactively communicate with the Board, the compliance committee and the CAT CCO concerning material compliance matters and any instance of legal or regulatory non-compliance by the Providers of which Columbia WAM is aware and that Columbia WAM deems to be material. Such cooperation and communication by Columbia WAM will be done after receipt of an inquiry or upon learning of any such legal or regulatory non-compliance.

       Columbia WAM agrees that it is a "service provider" to CAT as contemplated by Rule 38a-1 under the 1940 Act. As such, Columbia WAM agrees to cooperate fully with CAT and its Trustees and officers, including the CCO of CAT, with respect to any and all compliance-related matters. In this regard, Columbia WAM shall:

submit to the Board for its consideration and approval Columbia WAM's applicable compliance policies and procedures;

submit to the Board for its consideration, annually (and at such other times as CAT may reasonably request), a report ("Report") fully describing any material amendments to Columbia WAM's compliance policies and procedures since the more recent of: (1) the Board's approval of such policies and procedures or (2) the most recent Report;

provide periodic reports discussing Columbia WAM's compliance program and special reports in the event of material compliance matters;

permit CAT and its Trustees and officers to become familiar with Columbia WAM's operations and understand those aspects of Columbia WAM's operations that may expose the Funds to compliance risks or lead to a violation by CAT or Columbia WAM of the federal securities laws;

permit CAT and its Trustees and officers to maintain an active working relationship with Columbia WAM's compliance personnel by, among other things, providing the CCO of CAT

                                     - 12 -

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and other officers with a specified individual within Columbia WAM's organization to discuss and address compliance-related matters;

provide CAT and its Trustees and CCO with such certifications as may be reasonably requested; and

reasonably cooperate with CAT's independent public accountants and take all reasonable action in the performance of its obligations under this Agreement to assure that access to all reasonably necessary information and the appropriate personnel are made available to such accountants, to support the expression of the accountant's opinion and their review of the appropriate internal controls and operations, as such may be required from time to time.

       Columbia WAM represents, warrants and covenants that it has implemented and shall maintain a compliance program that complies with the requirements of Rule 206(4)-7 under the Advisers Act.

ADMINISTRATIVE SERVICES. Columbia WAM shall supervise the business and affairs of CAT and each Fund and shall provide such services and facilities as may be required for effective administration of CAT and the Funds as are not provided by employees or other agents engaged by CAT; PROVIDED that Columbia WAM shall not have any obligation to provide under this Agreement any services which are the subject of a separate agreement or arrangement between CAT and Columbia WAM, any affiliate of Columbia WAM, or any third party administrator.

                      REPRESENTATIONS AND WARRANTIES.

       CAT hereby represents and warrants as follows:

              It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder.

              This Agreement has been duly authorized, executed and delivered by CAT in accordance with all requisite action and constitutes a valid and legally binding obligation of CAT, enforceable in accordance with its terms.

       Columbia WAM represents, warrants and agrees as follows:

              Columbia WAM (1) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (2) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (3) has met and will seek to continue to meet, for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (4) has the authority to enter into and perform the services contemplated by this Agreement; and (5) will promptly notify CAT of the occurrence of any event that would disqualify Columbia WAM from serving as

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              an investment adviser of an investment company pursuant to
              Section 9(a) of the 1940 Act or otherwise. Columbia WAM will also promptly notify CAT if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund(s), provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

              Columbia WAM has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Board with a copy of such code of ethics, together with evidence of its adoption. No less frequently than annually, or as otherwise requested, the president of Columbia WAM, the CCO of Columbia WAM or a vice-president of Columbia WAM shall certify to the Board and the CCO of CAT that Columbia WAM has complied with the requirements of Rule 17j-1 and Rule 204A-1 since the date of the previous certification and that there has been no material violation of Columbia WAM's code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of CAT, Columbia WAM shall permit CAT and its CCO to examine the reports required to be made to Columbia WAM by Rule 17j-1(c)(1) and Rule 204A-1(b) and all other records relevant to Columbia WAM's code of ethics but only to the extent such reports and/or records relate to the provision of services hereunder. The CCO of Columbia WAM shall promptly report any material violation of its code of ethics to the Board and to the CCO of CAT.

              Columbia WAM has provided CAT with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and promptly will furnish a copy of all amendments to CAT at least annually. Such amendments shall reflect those changes in Columbia WAM's organizational structure, professional staff or other significant developments affecting Columbia WAM, as required by the Advisers Act.

              Columbia WAM will notify CAT of any assignment of this Agreement or change of control of Columbia WAM, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of each Fund or senior management of Columbia WAM, in each case prior to or promptly after, such change. Columbia WAM agrees that it is responsible for all reasonable expenses of CAT, if any, arising out of an assignment or change in control of Columbia WAM.

              Columbia WAM agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

              Columbia WAM agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with CAT or any of its respective affiliates in offering, marketing or other promotional materials without the express consent of the CCO of Columbia WAM or his/her designee.

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       USE OF AFFILIATED COMPANIES AND SUBCONTRACTORS. In connection with the services to be provided by Columbia WAM under this Agreement, Columbia WAM may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations and upon receipt of approval of the Board, make use of (i) its affiliated companies and their directors, trustees, officers, and employees and (ii) subcontractors selected by Columbia WAM, provided that Columbia WAM shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided by this Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by Columbia WAM or such parties.

       EXPENSES TO BE PAID BY CAT. Except as otherwise provided in this Agreement or any other contract to which CAT is a party, CAT shall pay all expenses incidental to its organization, operations and business, including, without limitation:

all charges of depositories, custodians, sub-custodians and other agencies for the safekeeping and servicing of its cash, securities and other property and of its transfer agents and registrars and its dividend disbursing and redemption agents, if any;

all charges of its administrator, if any;

all charges of legal counsel and of independent auditors;

all compensation of Trustees and officers of CAT other than those who are affiliated persons of Columbia WAM, if any, and all expenses incurred in connection with their services to CAT;

all expenses of preparing, printing and distributing notices, proxy solicitation materials and reports to shareholders of the Funds;

all expenses of meetings of shareholders of the Funds;

all expenses of registering and maintaining the registration of CAT under the 1940 Act and of shares of the Funds under the 1933 Act, including all expenses of preparation, filing and printing of annual or more frequent revisions of CAT's registration statements under the 1940 Act and 1933 Act, and of supplying each then existing shareholder or beneficial owner of shares of the Funds a copy of each revised prospectus or supplement thereto, and of supplying a copy of the statement of additional information upon request to any then existing shareholder;

all costs of borrowing money;

all expenses of publication of notices and reports to shareholders and to governmental bodies or regulatory agencies;

all taxes and fees payable to federal, state or other governmental agencies, domestic or foreign, and all stamp or other taxes;

all expenses of printing and mailing certificates for shares of a Fund;

all expenses of bond and insurance coverage required by law or deemed advisable by the Board;

all expenses of qualifying and maintaining qualification of, or providing appropriate notification of intention to sell relating to, shares of the Funds under the securities laws of the various states and other jurisdictions, and of registration and qualification of CAT under any other laws applicable to CAT or its business activities;

all fees, dues and other expenses related to membership of CAT in any trade association or other investment company organization;

any extraordinary expenses; and

any other expenses approved by the Board.

In addition to the payment of expenses, CAT shall also pay all brokers' commissions and other charges relating to the purchase and sale of portfolio securities for each Fund.

ALLOCATION OF EXPENSES PAID BY CAT. Any expenses paid by CAT that are attributable solely to the organization, operation or business of a Fund or Funds shall be paid solely out of the assets of that Fund or Funds. Any expense paid by CAT that is not solely attributable to a Fund or Funds, nor solely to any other series of CAT, shall be apportioned in such manner as CAT or CAT's administrator determines is fair and appropriate, or as otherwise specified by the Board.

EXPENSES TO BE PAID BY COLUMBIA WAM. Columbia WAM shall furnish to CAT, at Columbia WAM's own expense, office space and all necessary office facilities, equipment and personnel required to provide its services pursuant to this Agreement. Columbia WAM shall also assume and pay all expenses of placement of securities orders. For the avoidance of doubt, this shall not include any client commissions.

COMPENSATION OF COLUMBIA WAM. For the services to be rendered and the expenses to be assumed and to be paid by Columbia WAM under this Agreement, CAT on behalf of the respective Funds shall pay to Columbia WAM fees accrued daily and paid monthly at the annual rates (as a percentage of the Fund's net assets) set out in the attached SCHEDULE B, as the same may be amended by written agreement of the parties from time to time.

The fees attributable to each Fund shall be a separate charge to such Fund and shall be the several (and not joint or joint and several) obligation of each such Fund. Columbia WAM may, from time to time, voluntarily or contractually undertake to waive fees and/or reimburse certain expenses of the Fund.

SERVICES OF COLUMBIA WAM NOT EXCLUSIVE. The services of Columbia WAM to CAT under this Agreement are not exclusive, and Columbia WAM shall be free to render similar services to others, upon notice to the Board and so long as its services under this Agreement are not impaired by such other activities. The principal investment management focus and responsibilities of Columbia WAM's portfolio managers and analysts will be dedicated to CAT and Wanger Advisors Trust.

SERVICES OTHER THAN AS ADVISER. Within the limits permitted by law, Columbia WAM or an affiliate of Columbia WAM may receive compensation from CAT for other services performed by it for CAT which are not within the scope of the duties of Columbia WAM under this Agreement, including the provision of brokerage services.

STANDARD OF CARE. To the extent permitted by applicable law, neither Columbia WAM nor any of its partners, officers, agents, employees or affiliates shall be liable to CAT or its shareholders for any loss suffered by CAT or its shareholders as a result of any error of judgment, or any loss arising out of any investment, or as a consequence of any other act or omission of Columbia WAM or any of its affiliates in the performance of Columbia WAM's duties under this Agreement, except for liability resulting (i) with respect to acts or omissions in respect of investment activities, from willful misfeasance, bad faith, reckless disregard or gross negligence, and (ii) with respect to all other matters, from bad faith, intentional misconduct or negligence, on the part of Columbia WAM or such affiliate.

EFFECTIVE DATE, DURATION AND RENEWAL. This Agreement shall become effective as of May 1, 2010. Unless terminated as provided in Section 14 below, this Agreement shall continue in effect as to each Fund until July 31, 2011 and thereafter from year to year only so long as such continuance is specifically approved at least annually (a) by a majority of those trustees who are not interested persons of CAT or of Columbia WAM, voting in person at a meeting called for the purpose of voting on such approval, and (b) by either the Board or vote of the holders of a "majority of the outstanding shares" of that Fund (which term as used throughout this Agreement shall be construed in accordance with the definition of "vote of a majority of the outstanding voting securities of a company" in Section 2(a)(42) of the 1940 Act).

                               TERMINATION.

This Agreement may be terminated as to a Fund at any time, without payment of any penalty, by the Board, or by a vote of the holders of a majority of the outstanding shares of that Fund, upon 60 days' written notice to Columbia WAM. This Agreement may be terminated by Columbia WAM at any time upon 60 days' written notice to CAT. This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the 1940 Act). Notwithstanding the foregoing, this Agreement may also be terminated without penalty for cause pursuant to paragraph (b) below.

Cause. Notwithstanding anything to the contrary elsewhere in this Agreement, CAT may terminate this Agreement for cause immediately at any time. For purposes of this Section 14, "cause" shall mean:

              (i) with respect to acts or omissions in respect of investment activities, willful misfeasance, bad faith, reckless disregard or gross negligence, on the part of Columbia WAM in the performance of its duties, obligations and responsibilities set forth in this Agreement;

              (ii) with respect to all other matters, bad faith, intentional misconduct or negligence on the part of Columbia WAM in the performance of its duties, obligations and responsibilities set forth in this Agreement;

              (iii) a material breach of this Agreement that has not been promptly remedied following written notice of such breach from the non-breaching party;

              (iv) in the event Columbia WAM is no longer permitted to perform its duties, obligations, or responsibilities hereunder pursuant to applicable law, or regulatory, administrative or judicial proceedings against Columbia WAM which result in a determination that Columbia WAM has violated, or has caused CAT to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by CAT of which Columbia WAM had knowledge (it being understood that Columbia WAM is deemed to have knowledge of all investment restrictions, policies or procedures set forth in CAT's public filings or otherwise provided to Columbia WAM); or

              (v) financial difficulties on the part of Columbia WAM or its affiliates which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

Deliveries Upon Termination. Upon termination of this Agreement, Columbia WAM agrees to reasonably cooperate in the orderly transfer of its advisory duties and shall deliver to CAT or as otherwise directed by CAT all records and other documents made or accumulated in the performance of its duties for CAT hereunder. Further, Columbia WAM agrees to continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that CAT uses all reasonable commercial efforts to appoint such replacement on a timely basis. In the event of such termination, Columbia WAM shall timely deliver all books and records, including electronic data, that is the property of CAT in a commercially reasonable manner at no additional cost to CAT. However, CAT shall be responsible for (1) all additional expenses in connection with the services provided by Columbia WAM or an affiliate not covered by this Agreement, and (2) all expenses, not related to services provided under this Agreement, in connection with the transition to the appointed replacement.

       AMENDMENT. This Agreement may be amended in accordance with the 1940
Act.

NON-LIABILITY OF TRUSTEES AND SHAREHOLDERS. A copy of the declaration of trust of CAT is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of CAT by its officers as officers and not individually. All obligations of CAT hereunder shall be binding only upon the assets of CAT (or the appropriate Fund) and shall not be binding upon any trustee, officer, employee, agent or shareholder of CAT. Neither the authorization of any action by the Trustees or shareholders of CAT nor the execution of this Agreement on behalf of CAT shall impose any liability upon any trustee, officer or shareholder of CAT.

USE OF MANAGER'S NAME. CAT may use the name "Columbia" or any other name derived from the name "Columbia" only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization that shall remain affiliated with Ameriprise, and shall have succeeded to the business of Columbia WAM as investment adviser. At such time as this Agreement or any extension, renewal or amendment hereof, or such other similar agreement shall no longer be in effect, CAT will (by amendment of its agreement and declaration of trust if necessary) cease to use any name derived from the name "Columbia" or otherwise connected with Columbia WAM, or with any organization that shall have succeeded to Columbia WAM's business as investment adviser.

                          DISASTER RECOVERY PLAN.

COLUMBIA WAM WARRANTS AND REPRESENTS THAT IT:

              (i) has reasonably designed disaster recovery plans;

              (ii) has implemented various procedures and systems with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records and other data of CAT, and Columbia WAM's equipment, facilities and other property used in the performance of its obligations hereunder are reasonable and adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and

              (iii) upon request of CAT, Columbia WAM shall provide evidence of its disaster recovery plan.

Columbia WAM shall continuously maintain and periodically test such reasonably designed back-up systems and disaster recovery plans, and shall report to CAT and the Board no less than annually regarding such maintenance and testing. Upon the request of CAT, Columbia WAM shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, Columbia WAM shall not be responsible for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond Columbia WAM's reasonable control ("Force Majeure Events") include, without limitation, natural disasters, actions or decrees of governmental bodies, terrorist actions, communication lines failures that are not the fault of either party, flood or catastrophe, acts of God or other similar events beyond its control.

In the event of a Force Majeure Event, Columbia WAM shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

Confidentiality. All information and advice furnished by Columbia WAM to the Funds under this Agreement shall be confidential and shall not be disclosed to unaffiliated third parties, except as required by law, order, judgment, decree, or pursuant to any rule, regulation or request of or by any government, court, administrative or regulatory agency or commission, other governmental or regulatory authority or any self-regulatory organization. All information furnished by the Funds to Columbia WAM under this Agreement shall be confidential and shall not be disclosed to any unaffiliated third party, except as permitted or required by the foregoing, where it is necessary to effect transactions or provide other services to the Funds, or where CAT requests or authorizes Columbia WAM to do so. Columbia WAM may share information with its affiliates in accordance with CAT's privacy policy and other relevant policies in effect from time to time.

       NOTICES. Any notice, demand, change of address or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered or certified mail or by transmittal by facsimile or other electronic medium addressed to the recipient as follows (or at such other address or addresses as a party may provide to the other from time to time, by notice):

       If to Columbia Columbia Wanger Asset Management, LLC
       WAM:           Attention: Bruce H. Lauer
                      227 West Monroe Street, Suite 3000
                      Chicago, Illinois 60606
                      Telephone: 312.634.9200
                      Facsimile: 312.634.0016

                      with a copy to:
                      Scott R. Plummer
                      Vice President and Chief Counsel, Asset Management Ameriprise Financial, Inc.
                      50606 Ameriprise Financial Center
                      Minneapolis, MN 55474
                      Telephone: 612.671.1947
                      Facsimile: 612.671.3767

       If to CAT:     Columbia Acorn Trust
                      Attention: Charles P. McQuaid
                      227 West Monroe Street, Suite 3000
                      Chicago, Illinois 60606
                      Telephone: 312.634.9200
                      Facsimile: 312.634.1919

                      with a copy to:
                      K&L Gates LLP
                      Attention: Mary C. Moynihan
                      1601 K Street, N.W.
                      Washington, D.C. 20006
                      Telephone: 202 778-9058
                      Facsimile: 202 778-9100

                      Drinker Biddle & Reath LLP
                      Attention: Diana E. McCarthy
                      One Logan Square, Suite 2000
                      Philadelphia, PA 19013
                      Telephone: 215 988-1146
                      Facsimile: 215 988-2757


All notices shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered or certified mail, on the fifth business day following the deposit thereof in the mail and, if given by facsimile or other electronic medium, on the day of transmittal thereof (upon electronic confirmation of receipt thereof).

       GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of Illinois and the laws of the United States of America applicable to contracts executed and to be performed therein, without regard to conflict of laws principles thereof.

       SURVIVAL. All provisions herein regarding indemnification, liability, confidentiality and governing law shall survive the termination of this Agreement.

                          [SIGNATURE PAGE FOLLOWS]

IN WITNESS THEREOF, the parties hereto have executed the foregoing Agreement as of the day and year first written above.

                         COLUMBIA ACORN TRUST
                         on behalf of its series listed on Schedule A

                         By  /s/ Bruce H. Lauer
                            -----------------------
                            Name: Bruce H. Lauer
                            Title: Vice President, Secretary and Treasurer

                         COLUMBIA WANGER ASSET MANAGEMENT, LLC

                         By  /s/ Charles P. McQuaid
                            ------------------------
                            Name: Charles P. McQuaid
                            Title: President

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                                   SCHEDULE A
                                  SERIES OF CAT

COLUMBIA ACORN FUND

COLUMBIA ACORN INTERNATIONAL

COLUMBIA ACORN USA

COLUMBIA ACORN SELECT

COLUMBIA ACORN INTERNATIONAL SELECT

COLUMBIA THERMOSTAT FUND

SCHEDULE B
COMPENSATION OF COLUMBIA WAM


COLUMBIA ACORN FUND

                       ASSETS                        RATE OF FEE
                       ------                        -----------
                       Up to $700 million                 0.740%
                       $700 million to $2 billion         0.690%
                       $2 billion to $6 billion           0.640%
                       $6 billion and over                0.630%


COLUMBIA ACORN INTERNATIONAL

                       ASSETS                        RATE OF FEE
                       ------                        -----------
                       Up to $100 million                 1.190%
                       $100 million to $500 million       0.940%
                       $500 million and over              0.740%


COLUMBIA ACORN USA

                       ASSETS                        RATE OF FEE
                       ------                        -----------
                       Up to $200 million                 0.940%
                       $200 million to $500 million       0.890%
                       $500 million to $2 billion         0.840%
                       $2 billion to $3 billion           0.800%
                       $3 billion and over                0.700%


COLUMBIA ACORN SELECT

                       ASSETS                        RATE OF FEE
                       ------                        -----------
                       Up to $700 million                 0.850%
                       $700 million to $2 billion         0.800%
                       $2 billion to $3 billion           0.750%
                       $3 billion and over                0.700%


COLUMBIA ACORN INTERNATIONAL SELECT

                       ASSETS                        RATE OF FEE
                       ------                        -----------
                       Up to $500 million                 0.940%
                       $500 million and over              0.900%

COLUMBIA THERMOSTAT FUND

                       All Assets                         0.100%



                                     - 2 -